Exhibit 6.1

SHARE EXCHANGE AND REORGANIZATION AGREEMENT

DATED AS OF 08/08/2020

BETWEEN

GET REAL USA, INC. (GTRL), a Nevada corporation,

AND

TU BENEFICIOS SA DE CV (TB), a Mexican corporation

i

ii

iii

SHARE EXCHANGE AND REORGANIZATION AGREEMENT

This Share Exchange and Reorganization Agreement (this “Agreement”), dated as of 08/08/2020, between Get Real USA, Inc. a Nevada corporation (“GTRL”), and Tu Beneficios SA DA CV., a Mexican corporation (“TB”). TB and GTRL are collectively referred to herein as “Parties.”

INTRODUCTION

Whereas, GTRL desires to acquire all of the issued and outstanding shares of TB common stock (the “TB Common Stock”) solely in exchange for an aggregate of Seven Hundred Fifty Thousand (750,000) shares of authorized, but theretofore unissued, shares of common stock, par value $0.001 per share, of GTRL (the “GTRL Common Stock”). The TB Stockholders desire to exchange all of their beneficially owned shares of TB Common Stock solely for shares of GTRL Common Stock in the amount set forth herein.

WHEREAS, the Boards of Directors of GTRL and TB each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the share exchange is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the share exchange in accordance with this Agreement;

WHEREAS, this Agreement constitutes the entire, final and complete agreement between TB and GTRL and supersedes and replaces all prior or existing written and oral agreements, between TB and GTRL with respect to the subject matter hereof;

WHEREAS, for United States Federal income tax purposes, it is intended that the transactions contemplated hereby qualify as a reorganization under the provisions of Section 368(a)(l)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, GTRL and TB desire to make certain representations, warranties, covenants and agreements in connection with the share exchange and also to prescribe various conditions to the share exchange.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, GTRL and TB hereby agree as follows:

ARTICLE I

Acquisition and Exchange of Shares

Section 1.1. The Agreement. The parties hereto hereby agree that GTRL shall acquire one hundred percent (100%) of the issued and outstanding shares of TB Common Stock solely in exchange for an aggregate of Seven Hundred Fifty Thousand (750,000) shares of authorized, but theretofore unissued, shares of GTRL Common Stock. The parties hereto agree that at the closing of the transactions contemplated by this Agreement (the “Closing”): (i) TB will become a wholly-owned subsidiary of GTRL subject to the conditions and provisions of Section 1.3 hereof. The transaction is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Exchange of Shares.

(a) At the Closing, GTRL will cause to be issued and held for delivery to the TB Stockholders or their designees, stock certificates representing an aggregate of Seven Hundred Fifty Thousand (750,000) shares of GTRL Common Stock in exchange for all of the issued and outstanding shares of TB Common Stock, which shares will be delivered to GTRL at the Closing.

(b) The shares of GTRL Common Stock to be issued pursuant to paragraph (a) of this Section 1.2 will be authorized, but theretofore unissued shares of GTRL Common Stock, and will be issued to the TB Stockholders.

(c) All shares of GTRL Common Stock to be issued hereunder shall be deemed “RESTRICTED SECURITIES” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “SECURITIES ACT”), and the TB Stockholders will represent in writing that they are acquiring said shares for investment purposes only and without the intent to make a further distribution of such shares. All shares of GTRL Common Stock to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the shares of GTRL Common Stock to be issued hereunder shall bear a restrictive legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

Section 1.3. The Closing. The closing will take place on 08/08/2020 upon satisfaction of the conditions set forth in Article 5 (the “Closing Date”), at the offices of Jacko Law Group, PC unless another time, date or place is agreed to in writing by the parties hereto. At the Closing:

(a) The TB Stockholders will deliver to GTRL stock certificates or other evidences representing all of the issued and outstanding shares of TB Common Stock, duly endorsed, so as to make GTRL the holder thereof, free and clear of all liens, claims and other encumbrances;

(b) GTRL will deliver to, or at the direction of, the TB Stockholders stock certificates representing an aggregate of Seven Hundred Fifty Thousand (750,000) shares of GTRL Common Stock, which certificates will bear a standard restrictive legend in the form customarily used with restricted securities and as set forth in Section 1.2(c) above;

(c) GTRL will deliver a Directors’ Certificate as described in Sections 5.3(a) and 5.3(b) hereof, dated the Closing Date, certifying that all representations, warranties, covenants, and conditions set forth herein by GTRL are true and correct as of, or have been fully performed and complied with by, the Closing Date; and

(d) TB will deliver an Officer’s Certificate as described in Sections 5.2(a) and 5.2(b) hereof, dated the Closing Date, certifying that all representations, warranties, covenants and conditions set forth herein by TB are true and correct as of, or have been fully performed and complied with by, the Closing Date;

Section 1.4 Approval by Board of Directors. In anticipation of this Agreement, GTRL has taken all necessary and requisite corporate and other actions, including without limitation, actions of the Board of Directors in order to approve this Agreement and all transactions contemplated hereby and in connection herewith.

Section 1.5 Consumation of Transaction. If at the Closing, no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then the transactions herein contemplated shall be consummated upon such date, and then and thereupon, GTRL will file any additional necessary documents that may be required by the State of Nevada, the United States of America, or otherwise.

ARTICLE 2

Representations and Warranties of GTRL

Except as set forth on the Disclosure Schedule delivered by GTRL to TB (the “GTRL Disclosure Schedule”), GTRL hereby represent and warrant to TB as follows:

Section 2.1. Organization and Qualification.

(a) GTRL is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on GTRL. When used in connection with GTRL, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of GTRL, other than any change or effect arising out of general economic conditions unrelated to any business in which GTRL is engaged, or (ii) that may impair the ability of GTRL to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) GTRL has heretofore delivered to TB accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of GTRL. Except as set forth on Schedule 2.1 of the GTRL Disclosure Schedule, GTRL is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on GTRL.

Section 2.2. Capitalization of GTRL.

(a) The authorized capital stock of GTRL consists of: (i) One Billion Two Hundred Fifty Million (1,250,000,000) GTRL Common Shares, par value $0.001 per share, of which, as of June 23, 2020 approximately One Million One Hundred Fifty Two Thousand Two Hundred Twenty Four (1,152,224) GTRL Common Shares were issued and outstanding; (ii) One Million (1,000,000) GTRL Class B Preferred Shares, par value $0.001 per share, were authorized, of which Nine Hundred Thousand (900,000) Class B Preferred Shares were issued; and (iii) One Million (1,000,000) GTRL Series A Preferred Shares, par value $0.001 per share, were authorized, of which approximately eight hundred thousand (800,000) are issued. All of the outstanding GTRL Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights unless otherwise contained in the Articles of Incorporation and/or Bylaws. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of GTRL, (ii) other than the Preferred Shares discussed above, securities of GTRL convertible into or exchangeable for shares of capital stock or voting securities of GTRL, (iii) options or other rights to acquire from GTRL and, except as described in the GTRL SEC Reports (as defined below), no obligations of GTRL to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of GTRL, and (iv) equity equivalents, interests in the ownership or earnings of GTRL or other similar rights (collectively, “GTRL Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the GTRL Disclosure Schedule there are no outstanding obligations of GTRL or its subsidiaries to repurchase, redeem or otherwise acquire any GTRL Securities or stockholder agreements, voting trusts or other agreements or understandings to which GTRL is a party or by which it is bound relating to the voting or registration of any shares of capital stock of GTRL. For purposes of this Agreement, “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) There are no GTRL Shares which have been registered under the Exchange Act.

Section 2.3. Authority Relative to this Agreement: Recommendation.

(a) GTRL has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of GTRL (the “GTRL Board”) and no other corporate proceedings on the part of GTRL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GTRL and constitutes a valid, legal and binding agreement of GTRL, enforceable against GTRL in accordance with its terms.

(b) The GTRL Board has resolved to recommend that GTRL approve and adopt this Agreement Additionally, the Board has resolved to recommend that GTRL stockholders approve and adopt this Agreement, and the actions required to be taken to effectuate the terms and conditions set forth in this Agreement.

Section 2.4. SEC Reports; Financial Statements. TB is not required to file forms, reports and documents with the SEC. The Company is, however, listed on the OTC; Pink and is required to file current financial information through the Annual and Quarterly reports. As of the date of this Agreement, GTRL currently has a “Stop” sign and is considered to be “Dark or Defunct”. Since GTRL has not been making material information public, buying or selling a security on the basis of material non-public information is prohibited under Section 10(b) of the Securities Act of 1934 and Rules 10b-5 and 10b5-1 thereunder. Parent is required to file the delinquent files listed on Parent Disclosure Schedule Section 3.4(e) to become current and reinstate trading. ALL PARTIES UNDERSTAND AND ACKNOWLEDGE THAT THE COMMON STOCK OF GTRL IS NOT CURRENTLY TRADED AND THAT GTRL NEEDS TO FILE THE DELINQUENT FILINGS.

Parent Initials: ___________ Merger Sub Initials: ___________ Company Initials: ___________

Section 2.5. Information Supplied. None of the information supplied or to be supplied by GTRL for inclusion or incorporation by reference in connection with the Agreement will at the date filed with the SEC, on OTC or made available to stockholders of GTRL, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals: No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the HSR Act), the rules of the Financial Industry Regulatory Authority (“FINRA”), and as set forth on Schedule 2.6 of the GTRL Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by GTRL of this Agreement or the consummation by GTRL of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on GTRL.

Except as set forth in Section 2.6 of the GTRL Disclosure Schedule, neither the execution, delivery and performance of this Agreement by GTRL nor the consummation by GTRL of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of GTRL, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GTRL is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GTRL or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on GTRL.

Section 2.7. No Default. Except as set forth in Section 2.7 of the GTRL Disclosure Schedule, neither GTRL is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GTRL is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to GTRL or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on GTRL. Except as set forth in Section 2.7 of the GTRL Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GTRL is now a party or by which its respective properties or assets may be bound that is material to GTRL and that has not expired is in full force and effect and is not subject to any material default thereunder of which GTRL is aware by any party obligated to GTRL thereunder.

Section 2.8. No Undisclosed Liabilities: Absence of Changes. Except as set forth in Section 2.8 of the GTRL Disclosure Schedule, as of July 27, 2020 GTRL does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of GTRL (including the notes thereto) or which would have a Material Adverse Effect on GTRL. GTRL has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to GTRL having or which reasonably could be expected to have, a Material Adverse Effect on GTRL. Except as and to the extent publicly disclosed by GTRL in the GTRL SEC Reports and except as set forth in Section 2.8 of the GTRL Disclosure Schedule, there has not been (i) any material change by GTRL in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by GTRL of any of its assets having a Material Adverse Effect on GTRL, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of GTRL, threatened against GTRL or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GTRL or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. GTRL is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on GTRL or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. GTRL holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “GTRL Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on GTRL. GTRL is in compliance with the terms of the GTRL Permits, except where the failure to so comply would not have a Material Adverse Effect on GTRL. The business of GTRL is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on GTRL. There is no investigation or review by any Governmental Entity with respect to GTRL is pending or, to the knowledge of GTRL, threatened, nor, to the knowledge of GTRL, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which GTRL reasonably believes will not have a Material Adverse Effect on GTRL.

Section 2.11. Employee Benefit Plans: Labor Matters.

(a) Except as set forth in Section 2.1 l(a) of the GTRL Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to at any time by GTRL or any entity required to be aggregated with GTRL pursuant to Section 414 of the Code (each, a “GTRL Employee Plan”), no event has occurred and to the knowledge of GTRL, no condition or set of circumstances exists in connection with which GTRL could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on GTRL.

(b) (i) No GTRL Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each GTRL Employee Plan intended to qualify under Section 40l(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.1l(c) of the GTRL Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any GTRL Stock Options, together with the number of GTRL Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Agreement), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the GTRL Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. GTRL has furnished TB with complete copies of the plans pursuant to which the GTRL Stock Options were issued. Other than the automatic vesting of GTRL Stock Options that may occur without any action on the part of GTRL or its officers or directors, GTRL has not taken any action that would result in any GTRL Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) GTRL has made available to TB (i) a description of the terms of employment and compensation arrangements of all officers of GTRL and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating GTRL to make annual cash payments in an amount exceeding $2,000; (iii) a schedule listing all officers of GTRL who have executed a non-competition agreement with GTRL and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of GTRL with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of GTRL with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the GTRL Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any GTRL Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of GTRL, threatened, between GTRL and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on GTRL. Neither GTRL nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by GTRL or any of its subsidiaries (and neither GTRL nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does GTRL know of any activities or proceedings of any labor union to organize any of its or its subsidiaries employees. GTRL has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) In regards to environmental regulations, (i) GTRL is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on GTRL, which compliance includes, but is not limited to, the possession by GTRL of all material permits and other governmental authorizationsrequired under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) GTRL has not received written notice of, or, to the knowledge of GTRL, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on GTRL; and (iii) to the knowledge of GTRL, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) In regards to other claims, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on GTRL that are pending or, to the knowledge of GTRL, threatened against GTRL or, to the knowledge of GTRL, against any person or entity whose liability for any Environmental Claim GTRL has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the GTRL Disclosure Schedule: (i) GTRL has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of GTRL and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to GTRL have been paid in full or have been provided for in accordance with GAAP on GTRL’ s most recent balance sheet which is part of the GTRL SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to GTRL; (iv) to the knowledge of GTRL none of the Tax Returns of or with respect to GTRL is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to GTRL which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. GTRL has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on GTRL; and, to GTRL’ s knowledge, all leases pursuant to which GTRL leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of GTRL, under any of such leases, any existing material default or event of default (or event which with the giving of notice or lapse of time, or both, would constitute a default and in respect of which GTRL has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on GIRL.

Section 2.15. Intellectual Property.

(a) GTRL owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the “GTRL Intellectual Property Rights”).

(b) The validity of the GTRL Intellectual Property Rights and the title thereto of GTRL is not being questioned in any litigation to which GTRL is a party.

(c) Except as set forth in Section 2.15 of the GTRL Disclosure Schedule, the conduct of the business of GTRL as now conducted does not, to GTRL’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any GTRL Intellectual Property Rights.

(d) GTRL has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where GTRL has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. GTRL currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding GTRL Shares are the only vote of the holders of any class or series of GTRL capital stock necessary to approve and adopt this Agreement.

Section 2.18. Tax Treatment. Neither GTRL nor, to the knowledge of GTRL, any of its affiliates have taken or agreed to take action that would prevent the Agreement from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 2.19. Affiliates. Except for the directors and executive officers of GTRL, each of whom is listed in Section 2.19 of the GTRL Disclosure Schedule, there are no persons who, to the knowledge of GTRL, may be deemed to be affiliates of GTRL under Rule l-02(b) of Regulation S-X of the SEC (the “GTRL Affiliates”) through any means other than securities ownership.

Section 2.20. Certain Business Practices. None of GTRL or any directors, officers, agents or employees of GTRL has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the GTRL Disclosure Schedule, no officer or director of GTRL has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or GTRL Intellectual Property Rights, used in or pertaining to the business of GTRL, except for the ordinary rights of a stockholder or employee stock option-holder.

Section 2.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist GTRL in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GTRL.

Section 2.24. Disclosure. No representation or warranty of GTRL in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to TB pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, GTRL is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) GTRL has delivered or otherwise made available to TB true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which GTRL is a party affecting the obligations of any party thereunder) to which GTRL is a party or by which any of their respective properties or assets are bound that are, material to the business, properties or assets of GTRL taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of GTRL taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which GTRL is a party involving employees of GTRL); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since June 30, 2010; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “GTRL Contracts”). GTRL is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the GTRL Contracts is valid and enforceable in accordance with its terms, and there is no default, other than what has been previously disclosed in GTRL’s SEC reports, under any GTRL Contract so listed either by GTRL or, to the knowledge of GTRL, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by GTRL or, to the knowledge of GTRL, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on GTRL.

(c) No party to any such GTRL Contract has given notice to GTRL of or made a claim against GTRL with respect to any breach or default thereunder, other than what has been previously disclosed in GTRL’s SEC reports, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on GTRL.

ARTICLE 3

Representations and Warranties of TB

Except as set forth on the Disclosure Schedule delivered by TB to GTRL (the “TB Disclosure Schedule”), TB hereby represents and warrants to GTRL as follows:

Section 3.1. Organization and Qualification.

(a) TB is duly organized, validly existing and will be in good standing under the laws of the jurisdiction of its incorporation (Nevada) or organization prior to Close, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on TB. When used in connection with TB, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of TB, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which TB is engaged, or (ii) that may impair the ability of TB to consummate the transactions contemplated hereby.

(b) TB has heretofore delivered to GTRL accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of TB. TB is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on TB.

Section 3.2. Capitalization of TB.

(a) As of the date of this Agreement, the authorized capital stock of TB consists of; (i) Ten Million (100,000,000) TB Common Shares, par value $0.001 per share, of which, One Million Two Hundred Thousand (1,200,000) common Shares were issued and were outstanding. All of the outstanding TB Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the TB Disclosure Schedule, between September 30, 2010 and the date hereof, no shares of TB’s capital stock have been issued and no TB Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of TB, (ii) securities of TB convertible into or exchangeable for shares of capital stock or voting securities of TB, (iii) options or other rights to acquire from TB, or obligations of TB to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of TB, or (iv) equity equivalents, interests in the ownership or earnings of TB or other similar rights (collectively, “TB Securities”). As of the date hereof, there are no outstanding obligations of TB to repurchase, redeem or otherwise acquire any TB Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which TB is a party or by which it is bound relating to the voting or registration of any shares of capital stock of TB.

(c) Except as set forth in Section 3.2(c) of the TB Disclosure Schedule, there are no securities of TB convertible into or exchangeable for, no options or other rights to acquire from TB, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of TB.

(d) The TB Shares constitute the only class of equity securities of TB.

Section 3.3. Authority Relative to this Agreement: Recommendation.

(a) TB has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of TB (the “TB Board”), and no other corporate proceedings on the part of TB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding TB Shares. This Agreement has been duly and validly executed and delivered by TB and constitutes a valid, legal and binding agreement of TB, enforceable against TB in accordance with its terms.

(b) The TB Board has resolved to recommend that the stockholders of TB approve and adopt this Agreement.

Section 3.4. SEC Reports: Financial Statements. TB is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by GTRL for inclusion or incorporation by reference in connection with the Agreement will at the date filed with the SEC and made available to stockholders of GTRL, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.6. Consents and Approvals: No Violations. Except as set forth in Section 3.6 of the TB Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and the rules of FINRA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by TB of this Agreement or the consummation by TB of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on TB.

Neither the execution, delivery and performance of this Agreement by TB nor the consummation by TB of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of TB, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TB is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to TB or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on TB.

Section 3.7. No Default. TB is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TB is now a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to TB, or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on TB. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which TB is now a party or by which it or any of its properties or assets may be bound that is material to TB taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which TB is aware by any party obligated to TB thereunder.

Section 3.8. No Undisclosed Liabilities: Absence of Changes. Except as and to the extent disclosed by TB, TB has not had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of TB (including the notes thereto) or which would have a Material Adverse Effect on TB. Except as disclosed by TB, TB has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to TB having or which could reasonably be expected to have, a Material Adverse Effect on TB. Except as and to the extent disclosed by TB there has not been (i) any material change by TB in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by TB of any of its assets having a Material Adverse Effect on TB, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the TB Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of TB, threatened against TB or any of its properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on TB or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by TB, TB is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on TB or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by TB, TB holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “TB Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on TB. Except as disclosed by TB, TB is in compliance with the terms of the TB Permits, except where the failure so to comply would not have a Material Adverse Effect on TB. Except as disclosed by TB, the businesses of TB is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on TB. Except as disclosed by TB no investigation or review by any Governmental Entity with respect to TB is pending or, to the knowledge of TB, threatened, nor, to the knowledge of TB, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which TB reasonably believes will not have a Material Adverse Effect on TB.

Section 3.11. Employee Benefit Plans: Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by TB or any entity required to be aggregated with TB pursuant to Section 414 of the Code (each, a “TB Employee Plan”), no event has occurred and, to the knowledge of TB, no condition or set of circumstances exists in connection with which TB could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on TB.

(b) (i) No TB Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each TB Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the TB Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any TB Stock Options, together with the number of TB Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Agreement), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the TB Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. TB has furnished GTRL with complete copies of the plans pursuant to which the TB Stock Options were issued. Other than the automatic vesting of TB Stock Options that may occur without any action on the part of TB or its officers or directors, TB has not taken any action that would result in any TB Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) TB has made available to GTRL (i) a description of the terms of employment and compensation arrangements of all officers of TB and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating TB to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of TB who have executed a non-competition agreement with TB and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of TB with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the TB with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the TB Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any TB Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of TB threatened, between TB and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on TB. TB is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by TB (and TB does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does TB know of any activities or proceedings of any labor union to organize any of its or employees. TB has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by TB, (i) TB is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on TB, which compliance includes, but is not limited to, the possession by TB of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) TB has not received written notice of, or, to the knowledge of TB, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on TB; and (iii) to the knowledge of TB, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by TB, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on TB that are pending or, to the knowledge of TB, threatened against TB or, to the knowledge of TB, against any person or entity whose liability for any Environmental Claim TB has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the TB Disclosure Schedule: (i) TB has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of TB and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to TB have been paid in full or have been provided for in accordance with GAAP on TB’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to TB; (iv) to the knowledge of TB none of the Tax Returns of or with respect to TB is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to TB which has not been abated or paid in full.

Section 3.14. Title to Property. TB has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on TB; and, to TB’s knowledge, all leases pursuant to which TB leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of TB, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which TB has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect on TB.

Section 3.15. Intellectual Property.

(a) TB owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the “TB Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the TB Disclosure Schedule the validity of the TB Intellectual Property Rights and the title thereto of TB, as the case may be, is not being questioned in any litigation to which TB is a party.

(c) The conduct of the business of TB as now conducted does not, to TB’ s knowledge, infringe any valid patents, trademarks, trade-names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any TB Intellectual Property Rights.

(d) TB has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where TB has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. TB currently does not maintain general liability and other business insurance.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding TB Shares is the only vote of the holders of any class or series of TB’ s capital stock necessary to approve and adopt this Agreement.

Section 3.18. Tax Treatment. Neither TB nor, to the knowledge of TB, any of its affiliates has taken or agreed to take any action that would prevent the Agreement from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of TB, each of whom is listed in Section 3.19 of the TB Disclosure Schedule, there are no persons who, to the knowledge of TB, may be deemed to be affiliates of TB under Rule l-02(b) of Regulation S-X of the SEC (the “TB Affiliates”).

Section 3.20. Certain Business Practices. None of TB, or any of the TB directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the TB Disclosure Schedule, no officer or director of TB has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or TB Intellectual Property Rights, used in or pertaining to the business of TB, except for the ordinary rights of a stockholder or employee stock option holder.

Section 3.22. Opinion of Financial Adviser. No financial adviser has been engaged to assist TB in reference to this transaction, nor are there any fees or commissions obligated to any third party.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TB.

Section 3.24. Disclosure. No representation or warranty of TB in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to GTRL pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, TB is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 3.26. Material Contracts.

(a) TB has delivered or otherwise made available to GTRL true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which TB is a party affecting the obligations of any party thereunder) to which TB is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of TB taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of TB taken as a whole, all: (i) employment, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which TB is a party involving employees of TB); (ii) real estate rental, leasing, purchase or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the “TB Contracts”). TB is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the TB Contracts is valid and enforceable in accordance with its terms, and there is no default under any TB Contract so listed either by TB or, to the knowledge of TB, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by TB or, to the knowledge of TB, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on TB.

(c) No party to any such TB Contract has given notice to TB of or made a claim against TB with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on TB.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of GTRL. Except as contemplated by this Agreement or as described in Section 4.1 of the GTRL Disclosure Schedule, during the period from the date hereof to the Effective Time, GTRL will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the GTRL Disclosure Schedule, prior to the Effective Time, GTRL will not, without the prior written consent of TB:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities; except as set forth herein;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of GTRL;

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of GTRL; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be re-quired by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent GTRL from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2020 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2020 in amounts previously disclosed to TB (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to GTRL);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business or as a result of the Closing Conditions of this Agreement that have been described in the Agreement);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to GTRL; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of$5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to GTRL;

(1) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby beyond those described as Closing Conditions to this agreement, or (ii) the settlement or compromise of which could have a Material Adverse Effect on GTRL;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of GTRL contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of TB. Except as contemplated by this Agreement or as described in Section 4.2 of the TB Disclosure Schedule during the period from the date hereof to the Effective Time, TB will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the TB Disclosure Schedule, prior to the Effective Time, TB will not, without the prior written consent of GTRL:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of TB;

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of TB; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent TB from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2020 in the ordinary course of year--end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2020 in amounts previously disclosed to GTRL (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to TB);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to TB; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to TB;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on TB;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of TB contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. Neither TB or GTRL are required to file Form 8-K reports with the SEC.

Section 4.4. Other Potential Acquirers.

(a) TB and GTRL, and their respective affiliates, officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. TB shall take all actions necessary, in accordance with the respective General Corporation Law of its respective state and country, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders, or receive a written majority consent of its respective stockholders, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the Nevada Revised Statutes (NRS) and its charter and bylaws. TB will, through its Board of Directors, recommend to its stockholders approval of such matters. It is not anticipated that GTRL will require a stockholder meeting for approval of this Agreement.

Section 4.6. FINRA OTC Listing. GTRL currently has any common shares listed for trading on the Over-the-Counter Bulletin Board; Pink Sheets under the symbol “GTRL.” As of July 27, 2020 GTRL currently has a “Stop” sign and is considered to be “Dark or Defunct”. Since GTRL has not been making material information public, buying or selling a security on the basis of material non-public information is prohibited under Section 10(b) of the Securities Act of 1934 and Rules 10b-5 and 10b5-l thereunder. Parent is required to file the delinquent files listed on Parent Disclosure Schedule Section 3.4(e) to become current and reinstate trading

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, GTRL will give TB and its authorized representatives, and TB will give GTRL and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, GTRL shall make available to TB, and TB will make available to GTRL, within twenty five (25) business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Agreement and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, TB and GTRL agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the TB and GTRL stockholder votes with respect to the Agreement. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits: Stock Option and Employee Purchase Plans. Other than the issuance of restricted common shares of GTRL to TB, as defined in this agreement, no other employee compensation plan exists or has been agreed upon by either GTRL or TB.

Section 4.10. Public Announcements. TB and GTRL will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Effective Time, GTRL shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) GTRL shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to GTRL, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NRS or its certificate of incorporation or bylaws, (ii) GTRL will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NRS and GTRL’s certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to GTRL and the Indemnified Party; provided, however, that GTRL shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(b) In the event GTRL or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of GTRL shall assume the obligations set forth in this Section 4.11.

(c) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Agreement

Section 5.1. Conditions to Each Party’s Obligations to Effect the Agreement. The respective obligations of each party hereto to effect the Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of TB;

(b) this Agreement shall have been approved and adopted by the Board of Directors of GTRL and TB;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Agreement;

(d) any waiting period applicable to the Agreement under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section 5.2. Conditions to the Obligations of GTRL. The obligation of GTRL to effect the Agreement is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of TB contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on TB) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing TB shall have delivered to GTRL a certificate to that effect;

(b) each of the covenants and obligations of TB to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing TB shall have delivered to GTRL a certificate to that effect;

(c) TB shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Agreement as relates to any obligation, right or interest of TB under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of GTRL, individually or in the aggregate, have a Material Adverse Effect on TB;

(d) TB shall have obtained the cancellation of all options, warrants, or other agreements relating to the right to receive securities of TB, except as such rights are set forth in the TB schedules as attached hereto; and

(e) there shall have been no events, changes or effects with respect to TB having or which could reasonably be expected to have a Material Adverse Effect on TB.

Section 5.3. Conditions to the Obligations of TB. The respective obligations of TB to effect the transactions contemplated in this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of GTRL contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on GTRL) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing GTRL shall have delivered to TB a certificate to that effect;

(b) each of the covenants and obligations of GTRL to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing GTRL shall have delivered to TB a certificate to that effect;

(c) there shall have been no events, changes or effects with respect to GTRL having or which could reasonably be expected to have a Material Adverse Effect on GTRL.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by GTRL or TB’s stockholders:

(a) by mutual written consent of GTRL and TB;

(b) by TB or GTRL if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become non-appealable or (ii) the transactions contemplated by this agreement have not been consummated by TB or GTRL; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by GTRL if (i) there shall have been a breach of any representation or warranty on the part of TB set forth in this Agreement, or if any representation or warranty of TB shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by 08/08/2020 (or as otherwise extended) and (ii) there shall have been a breach by TB of any of their respective covenants or agreements hereunder having a Material Adverse Effect on TB or materially adversely affecting (or materially delaying) the consummation of the Agreement, and TB, as the case may be, has not cured such breach within twenty (20) business days after notice by GTRL thereof, provided that GTRL has not breached any of its obligations hereunder

(d) by TB if (i) there shall have been a breach of any representation or warranty on the part of GTRL set forth in this Agreement, or if any representation or warranty of GTRL shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by 08/08/2020 or agreements hereunder having a Material Adverse Effect on GTRL or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated in this Agreement, and GTRL, as the case may be, has not cured such breach within twenty (20) business days after notice by TB thereof, provided that TB has not breached any of its obligations hereunder, (iii) the GTRL Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the transactions contemplated in this Agreement, or shall have adopted any resolution to effect any of the foregoing, or (iv) TB shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by GTRL and TB at any time before or after approval of the Agreement by the stockholders of TB (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, email or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to Get Real USA, Inc.

Get Real USA, Inc.

Aslo Taylor

38276 Pine Creek Place

Murrieta, CA 92562

with a copy to:

Jacko Law Group, P.C.

Jennifer Trowbridge, Esq.

1350 Columbia Street

Suite 300

San Diego, California 92101

Jennifer.trowbridge@jackolg.com

If to Tu Beneficios SA DE CV

Tu BenEficios SA DE CV

Cesar Andres Miranda Valadez

Calle Dr. Carrasco Soria 9003, Fracc.

Chapultepec Doctores, Tijuana, BC, Mexico

cemiran@gmail.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge” or “known” means, with respect to any matter in question, if an executive officer of GTRL or its subsidiaries, or TB, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary” or “subsidiaries” of GTRL, TB or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which GTRL, TB or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of GTRL, TB or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the transactions contemplated by this Agreement.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7.12. Conflict Waiver. Each Party has been given the opportunity to consult with their own legal counsel relating to this Agreement.

[REST OF PAGE LEFT BLANK INTENTIONALLY
SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TB:

Tu Beneficios SA DE CV

a Mexican corporation

By:	/s/ Cesar Andres Miranda Valadez
Cesar Andres Miranda Valadez
President

GTRL:

Get Real USA, Inc.

a Nevada corporation

By:	/s/ Aslo Taylor	8/8/20
Aslo Taylor
President

GTRL DISCLOSURE SCHEDULE

Schedule 2.1 Organization	See Amended Articles/Bylaws/Minutes

Schedule 2.2(c) Subsidiary	Taylor Group Corporation

Schedule 2.6 Consents & Approvals	None Required

Schedule 2.7 No Default	Not Applicable

Schedule 2.8 No Undisclosed Liability	Weintraub Law Group, PC. approximately $35,000; Murray Goldberg approximately $1,5000

Schedule 2.9 Litigation	None Exist

Schedule 2.10 Compliance with Applicable Law	Not Applicable

Schedule 2.11 Employee Benefit Plans	Section 2.11(a) Not Applicable – None Exist

Section 2.11(b) No Benefit Plans Exist

Section 2.11(c) No Options Exist

Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws/ Regulations	Not Applicable

Schedule 2.13 Tax Matters	State and Federal Tax filings have not been prepared and or filed for 2017, 2018 or 2019.

Schedule 2.14 Title to Property	None Exist

Schedule 2.15 Intellectual Property	None Exist

Schedule 2.16 Insurance	None Exist

Schedule 2.17 Vote Required	See Majority Consent of Stockholders Directors Approval

Schedule 2.18 Tax Treatment	Not Applicable

Schedule 2.19 Affiliates	Also Taylor: President, Secretary Treasurer and Director

Schedule 2.20 Certain Business Practices	None Exist

Schedule 2.21 Insider Interest	None Exist

Schedule 2.22 Opinion of Financial Adviser	Waived – None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.1 Conduct of Business	See Amended & Restated Articles

1

TB DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock	None Exist

Schedule 3.2(c) Capital Stock Rights	None Exist other than as in Articles

Schedule 3.2(d) Securities conversions	None Exist

Schedule 3.2(f) Subsidiaries	None Exist

Schedule 3.6 Consents & Approvals	None Required other than Stockholders

Schedule 3.7 No Default	Not Applicable

Schedule 3.8 No Undisclosed Liability	None Exist

Schedule 3.9 Litigation	None Exist

Schedule 3.10 Compliance with Applicable Law	Not Applicable

Schedule 3.11 Employee Benefit Plans	Section 3.11(c) No Options Exist

Section 3.11(e) No Agreements Exist

Schedule 3.12 Environmental Laws/ Regulations	Not Applicable

Schedule 3.13 Tax Matters	None Exist

Schedule 3.14 Title to Property	None Exist

Schedule 3. l 5(b) Intellectual Property	None Exist

Schedule 3.16 Insurance	None Exist

Schedule 3.17 Vote Required	See Majority Consent of Stockholders

Schedule 3.18 Tax Treatment	Not Applicable

Schedule 3.19 Affiliates	President: Cesar Andres Miranda Valadez Secretary: Daniel Eduardo Helguera Moren Treasurer: Dayana Ramos Fernandez

Schedule 3.20 Certain Business Practices	None Exist

Schedule 3.21 Insider Interest	None Exist

Schedule 3.22 Opinion of Financial Adviser	Waived – None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.2 Conduct of Business	See Amended & Restated Articles

2